Exhibit 99.1

(1)  The amount of shares gives effect to a 10-for-1 stock split of the common stock of Dex Media, Inc. (the "Issuer"), $0.01 par value (the "Common
     Stock"), effected on July 27, 2004, as disclosed on the Issuer's Amendment
     No. 2 to Form S-1 Registration Statement No. 3330115489, filed with the
     Securities and Exchange Commission on June 28, 2004 (the "Registration
     Statement").

(2)  The reported securities were called for redemption by the issuer at a price equal to their liquidation preference plus accrued and unpaid interest.

(3)  Shares of Common Stock beneficially owned by TCG Holdings, L.L.C., a
     Delaware limited liability company ("TCG"), are held directly by Dex
     Holdings LLC, the parent company of the Issuer. Carlyle Partners III, L.P.,
     CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II
     L.P. (together, the "Carlyle Funds") and Carlyle High Yield Partners, L.P.
     collectively indirectly hold 48,017,809 shares of Common Stock and held
     161,700 shares of Preferred Stock.

     Carlyle Partners III, L.P. indirectly holds 30,175,875 shares of Common
     Stock and held 101,617 shares of Preferred Stock. CP III Coinvestment, L.P.
     indirectly holds 1,060,935 shares of Common Stock and held 3,572 shares of
     Preferred Stock. Carlyle-Dex Partners L.P. indirectly holds 6,472,285 shares of Common Stock and held 21,796 shares of Preferred Stock. Carlyle-Dex
     Partners II L.P. indirectly holds 8,823,933 shares of Common Stock and held
     29,715 shares of Preferred Stock.

     TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group L.L.C. is the sole managing member of the TC
     Group III, L.L.C., which is the sole general partner of TC Group III, L.P.

     Carlyle High Yield Partners, L.P. indirectly holds 1,484,781 shares of Common
     Stock and held 5,000 shares of Preferred Stock.

     TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of TCG High Yield Holdings L.L.C. TCG High Yield Holdings
     L.L.C. is the managing member of TCG High Yield L.L.C.

     TCG is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board.

     William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the
     managing members of TCG may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG. Such persons disclaim such beneficial ownership.